UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Oscient Pharmaceuticals Corporation

(Name of Registrant as Specified In Its Charter)

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OSCIENT PHARMACEUTICALS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2007

To the Stockholders of

OSCIENT PHARMACEUTICALS CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Oscient Pharmaceuticals Corporation, (the “Company”) will be held on Thursday, June 7, 2007 beginning at 9:00 a.m. at Ropes & Gray LLP, One International Place, 36th floor, Boston, Massachusetts, for the following purposes:

A.	To elect ten directors.

B.	To approve an amendment to the Amended and Restated Employee Stock Purchase Plan (the “Plan”), to (i) increase the number of shares of common stock, par value $0.10 per share, available for issuance under the plan from 281,250 to 431,250 shares, and (ii) increase the purchase price of common stock purchased by eligible employees under the Plan from 85% of the fair market value of the common stock to 95% of the fair market value of the common stock, at the time of grant or the time at which the option to purchase common stock is deemed exercised, whichever is less.

C.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

D.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on April 13, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and at any adjourned session(s) thereof.

All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed form of proxy as promptly as possible. Stockholders attending the meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors,

PATRICK O’BRIEN, Clerk

April 27, 2007

Boston, Massachusetts

OSCIENT PHARMACEUTICALS CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2007

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why did you send me this Proxy Statement?

We sent you this Proxy Statement and the accompanying proxy card because the Board of Directors of Oscient Pharmaceuticals Corporation is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held on Thursday, June 7, 2007 beginning at 9:00 a.m. at Ropes & Gray LLP, One International Place, 36th floor, Boston, Massachusetts. This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information that you need to know to vote at the meeting.

Our 2006 Annual Report to Stockholders and our 2006 Annual Report on Form 10-K, which includes our audited financial statements, are being mailed with this Proxy Statement, but are not part of this Proxy Statement. You can also find a copy of our 2006 Annual Report on Form 10-K on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.oscient.com.

Who can vote?

Each share of common stock you own as of the close of business on the record date of April 13, 2007 entitles you to one vote on each matter to be voted upon at the meeting. As of the record date, 13,764,207 shares of common stock were outstanding and entitled to vote. We are mailing this Proxy Statement and the accompanying proxy on or about April 27, 2007 to all stockholders entitled to notice of and to vote at the meeting.

Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. You can revoke your vote in the manner described in “How can I change my vote?”

How do I vote?

If your shares are registered directly in your name through our stock transfer agent, Computershare, or you have stock certificates, you may vote:

•

By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By Internet or by telephone. You will receive instructions from your bank, broker or other nominee if you are permitted to vote over the Internet or by telephone.

•	By mail. You will receive instructions, typically in the form of a voting instruction form, from your bank, broker or other nominee explaining how to vote your shares.

•

In person at the meeting. Contact the bank, broker or other nominee who holds your shares to obtain a broker proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your bank, broker or other nominee.

How can I change my vote?

You may revoke your proxy and change your vote at any time before the meeting. You may do this by:

•	Signing a new proxy card or voting instruction form and submitting it as instructed above.

•	If your shares are registered in your name or if you have stock certificates, delivering to our Clerk a signed statement of revocation or a duly executed proxy bearing a later date.

•	If your shares are held in street name, re-voting as instructed above. Only your latest vote will be counted.

•	Attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Will my shares be voted if I do not vote?

If your shares are registered in your name or if you have stock certificates, they will not be voted unless you vote at the meeting in the manner described under “How do I vote?”

If your shares are held in street name and you do not vote in the manner described under “How do I vote,” the bank, broker or other nominee has the authority to vote your unvoted shares on “Proposal A—Election of Ten Directors” and “Proposal C—Ratification of the Selection of Ernst & Young as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2007.” If the bank, broker or other nominee does not vote your unvoted shares on these proposals, the shares become “broker non-votes” as to the particular proposals.

If your shares are held in street name and you do not vote on “Proposal B—Approval of the Amendment of the Company’s Employee Stock Purchase Plan,” your shares will not be voted and the shares also become broker non-votes as to the particular proposals.

The effect of broker non-votes on the vote for each proposal is described under “What vote is required to approve each matter and how are votes counted?” We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire.

What if I receive more than one proxy card or voting instruction form?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How do I vote?” for each account to ensure that all of your shares are voted.

How many shares must be present to hold the meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the meeting to hold the meeting and conduct business. This is called a quorum. Shares voted in the manner described under “How do I vote?” will be counted as present at the meeting. Shares counted as present at the meeting that abstain or do not vote on one or more of the matters to be voted upon, as well as broker non-votes, are counted as present for establishing a quorum.

If a quorum is not present, we expect that the meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

•

Election of Directors. The ten nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have the authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

•

Approval of the Amendment of our Amended and Restated Employee Stock Purchase Plan. The affirmative vote of a majority of shares present or represented and entitled to vote at the meeting is required to approve the amendment of our Amended and Restated Employee Stock Purchase Plan (the “Plan”) to (i) increase the number of shares of common stock, par value $0.10 per share, available for issuance under the plan from 281,250 to 431,250 shares, and (ii) increase the purchase price of common stock purchased by eligible employees under the Plan from 85% of the fair market value of the common stock to 95% of the fair market value of the common stock, at the time of grant or the time at which the option to purchase common stock is deemed exercised, whichever is less. Abstentions and unvoted shares will be treated as votes against this proposal. Broker non-votes will have no effect on the results of this vote. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal.

•

Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm. The affirmative vote of a majority of shares present or represented and entitled to vote at the meeting is required to ratify Ernst & Young LLP as our independent registered public accounting firm for 2007. Abstentions will be treated as votes against this proposal. Brokerage firms have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2007, the Audit Committee of our Board of Directors will reconsider its selection.

Are there other matters to be voted on at the meeting?

We do not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish final voting results in our Quarterly Report on Form 10-Q for the second quarter of 2007, which we plan to file with the Securities and Exchange Commission by August 9, 2007. You may request a copy of the Form 10-Q by writing to Investor Relations, Oscient Pharmaceuticals Corporation, 1000 Winter Street, Suite 2200, Waltham, Massachusetts 02451. You will also be able to find a copy on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.oscient.com.

Who is soliciting the proxy and what are the costs of soliciting the proxies?

Our Board of Directors is soliciting the proxy accompanying this Proxy Statement. Our directors, executive officers and other employees may also solicit proxies by telephone, fax, e-mail, Internet and personal solicitation. They will not receive any additional compensation for such solicitation. We will bear the cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement. We will also reimburse banks, brokers and other nominees representing stockholders who hold their shares in street name for their expenses in forwarding proxy material to such stockholders. We have engaged the proxy solicitation firm The Altman Group to assist us with the solicitation of proxies, and we expect to pay this firm approximately $8,000 for its services plus out-of-pocket expenses incurred by The Altman Group.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of our common stock as of April 13, 2007 by:

•	each person known by us to own beneficially 5% or more of our common stock;

•	each director and nominee for director of the Company;

•	each executive officer of the Company; and

•	all of the directors and executive officers of the Company as a group.

The percentages shown are based on shares of our common stock outstanding as of April 13, 2007. Unless otherwise indicated, the address for each stockholder is c/o Oscient Pharmaceuticals Corporation, 1000 Winter Street, Suite 2200, Waltham, Massachusetts 02451. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders:
Paul Royalty Fund Holdings II	1,676,908	(1)	11.9%
Ashford Capital Management, Inc.	1,509,763	(2)	10.9%
Abingworth Management Limited	751,853	(3)	5.4%

Directors and Named Executive Officers:
Walter Flamenbaum	1,677,508	(4)	11.9%
Steven M. Rauscher	272,467	(5)	1.9%
Dominick Colangelo	67,153	(6)	*
Philippe M. Maitre	26,167	(7)	*
Norbert G. Riedel	19,240	(8)	*
David K. Stone	18,770	(9)	*
Gary Patou	16,875	(10)	*
Robert J. Hennessey	15,441	(11)	*
William S. Reardon	9,642	(12)	*
John E. Voris	3,634	(13)	*
William R. Mattson	1,100	(14)	*
Gregory B. Brown	600	(15)	*
All directors and officers as a group (12 persons)	2,128,597	(16)	14.8%

*	Represents less than 1% of the class.
(1)	Includes 1,388,889 restricted shares directly held by Paul Royalty Fund Holdings II (“PRFH”) and indirectly held by Paul Royalty Fund II, LP (“PRF”), Paul Royalty Associates II, LP (“PRA”), Paul Royalty Management, LLC (“PRM”) and Paul Capital Advisors, LLC (“PCA”). PRFH directly owns 1,388,889 shares of common stock. PRF and PRA may be deemed to indirectly own 1,388,889 shares of common stock held by PRFH because PRF and PRA are the general partners of PRFH. PRM may be deemed to indirectly own the shares because PRM is the general partner of PRF and PRA. As manager of PRA, PCA exercises voting and dispositive power over investments held by PRA. Includes warrants exercisable for 288,019 shares of common stock held by PRFH. PRF and PRA may be deemed to own the warrants held by PRFH because PRF and PRA are the general partners of PRFH. PRM may be deemed to own the warrants because PRM is the general partner of PRF and PRA. As manager of PRA, PCA exercises voting and dispositive power over investments held by PRA. The address of this stockholder is 50 California Street, Suite 3000, San Francisco, CA 94111. This information is based on information contained in a joint Schedule 13G filed on August 28, 2006 by PRFH.
(2)	The shares reported by Ashford Capital Management, Inc. (“Ashford Capital”), a registered investment advisor, are held in separate individual client accounts, two separate limited partnerships and eleven commingled funds. Includes 93,750 shares issuable upon exercise of warrants. The address of this stockholder is P.O. Box 4172, Wilmington, DE 19807. This information is based on the Schedule 13G filed on February 13, 2007 by Ashford Capital.
(3)

Includes 207,292 shares held by Abingworth Bioequities Master Fund LTD, 186,742 shares held by Abingworth Bioventures IV LP, 1,297 shares held by Abingworth Bioventures III Executives LP, 29,677 shares held by Abingworth Bioventures III C LP, 49,661 shares held by Abingworth Bioventures III B LP, 81,283 shares held by Abingworth Bioventures III A LP and 1,602 shares held by Abingworth Bioventures IV Executives LP. Includes 56,671 shares issuable upon exercise of warrants held by Abingworth Bioequities Master Fund LTD, 56,189 shares issuable upon exercise of warrants held by Abingworth

Bioventures IV LP, 648 shares issuable upon exercise of warrants held by Abingworth Bioventures III Executives LP, 14,838 shares issuable upon exercise of warrants held by Abingworth Bioventures III C LP, 24,830 shares issuable upon exercise of warrants held by Abingworth Bioventures III B LP, 40,641 shares issuable upon exercise of warrants held by Abingworth Bioventures III A LP and 482 shares issuable upon exercise of warrants held by Abingworth Bioventures IV Executives LP. The investment manager of these securities is Abingworth Management Limited, 38 Jermyn Street, London, SW1Y 6DN U.K. This information is based on information contained in a joint Schedule 13G filed on March 8, 2007 by Abingworth Management Limited.

(4)	Includes 1,388,889 restricted shares directly held by Paul Royalty Fund Holdings II (“PRFH”) and indirectly held by Paul Royalty Fund II, LP (“PRF”), Paul Royalty Associates II, LP (“PRA”), Paul Royalty Management, LLC (“PRM”) and Paul Capital Advisors, LLC (“PCA”). PRFH directly owns 1,388,889 shares of common stock. PRF and PRA may be deemed to indirectly own 1,388,889 shares of common stock held by PRFH because PRF and PRA are the general partners of PRFH. PRM may be deemed to indirectly own the shares because PRM is the general partner of PRF and PRA. As manager of PRA, PCA exercises voting and dispositive power over investments held by PRA. Includes warrants exercisable for 288,019 shares of common stock held by PRFH. PRF and PRA may be deemed to own the warrants held by PRFH because PRF and PRA are the general partners of PRFH. PRM may be deemed to own the warrants because PRM is the general partner of PRF and PRA. As manager of PRA, PCA exercises voting and dispositive power over investments held by PRA. Dr. Flamenbaum is a member of PCA and he serves on the Board of Managers of PCA. Includes 600 restricted shares.
(5)	Includes (i) 233,404 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007 and (ii) 30,446 restricted shares.
(6)	Includes (i) 37,356 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007 and (ii) 24,562 restricted shares.
(7)	Includes (i) 7,879 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007 and (ii) 14,284 restricted shares.
(8)	Includes (i) 18,500 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007 and (ii) 150 restricted shares.
(9)	Includes (i) 17,220 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007 and (ii) 150 restricted shares.
(10)	Includes (i) 3,334 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007 and (ii) 150 restricted shares.
(11)	Includes (i) 9,083 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007 and (ii) 150 restricted shares.
(12)	Includes (i) 7,689 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007 and (ii) 150 restricted shares.
(13)	Includes (i) 3,334 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007 and (ii) 150 restricted shares.
(14)	Includes (i) 500 shares of common stock, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007 and (ii) 300 restricted shares.
(15)	All shares are restricted shares.
(16)	Includes (i) 626,318 shares of common stock that are issuable upon the exercise of vested options or options that are to become vested within 60 days following April 13, 2007, (ii) 71,692 restricted shares held by officers and directors, (iii) warrants exercisable for 288,019 shares of common stock held by PRFH and (iv) 1,388,889 restricted shares held by PRFH.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or part, the following Report of the Compensation Committee shall not be incorporated by reference into any such filings.

REPORT OF COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. Based on these reviews and discussions, the compensation committee recommended to the full board that the CD&A be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Norbert G. Riedel (Chair)

William R. Mattson, Jr.

John E. Voris

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of Compensation Committee

The Compensation Committee of the board of directors for the majority of the last fiscal year consisted of Norbert G. Riedel, Ph.D. Committee Chairperson, Pamela J. Kirby, Ph.D. and John E. Voris. Due to Ms. Kirby’s departure from our board in December 2006, William R. Mattson Jr. was appointed to the Compensation Committee, effective as of December 6, 2006.

The Compensation Committee’s primary purpose and responsibilities include the following:

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Review and approve corporate goals and objectives relating to CEO and other executive officer compensation, evaluate the CEO’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determine and approve the CEO’s and other executive officers’ compensation level (encompassing base pay, management incentive plans, stock, benefits and perquisites);

•	Make recommendations to the board regarding director compensation;

•	Make recommendations to the board regarding the adoption of employee incentive compensation plans and equity-based plans;

•	Oversee administration of our equity-based plans;

•	Review and approve management proposals for annual employee salary planning; and

•	Perform periodic review of major employee benefit plans.

Objectives of Compensation Program

Our goal is to attract, retain, motivate, and reward our employees through the use of competitive compensation plans that serve to closely align employee interests with that of the company and the long-term interests of our stockholders. Competitive and labor market dynamics as well as financial position influence our compensation philosophy. We strive to retain and reward the highest caliber management team by offering competitive compensation plans, which are comparable to those offered by our competitors, and promote performance-based compensation. To more closely align the interests of employees with those of the stockholders, we employ equity-based employee awards.

Overview of Compensation and Process

We strive to attract and retain the necessary executive talent, reward annual performance and provide incentives to reward performance that is intended to create long-term stockholder value. The amount of each element of compensation is determined by or under the direction of our compensation committee, which considers the following factors in determining the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual goals for the previous year;

•	difficulty of achieving desired results in the coming year;

•	value of his or her unique skills and capabilities to support long-term performance of the company;

•	performance of their general management responsibilities; and

•	contribution as a member of the executive management team.

The compensation of the executive officer team consists of a combination of salary, annual bonus, equity grants, contributions to or accruals under benefit plans and participation in various other plans generally available to all employees, such as our 401(k) plan. Each year we review the compensation paid to all employees, including executive officers, to ensure that the key elements and overall compensation remain competitive with prevailing industry benchmark data of similarly situated companies and remain aligned with stockholder interests.

Our compensation policy strives to provide a balance between long-term and current compensation which serve to attract and retain talent and provide equity awards as incentives to maximize long-term value for our company and our stockholders. We provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific annual corporate goals. We provide non-cash compensation to reward superior performance against specific objectives and long-term strategic goals. Compensation for our executive officers for fiscal 2006 included a mix of cash and non-cash compensation, including benefits and equity-related awards. Equity awards are determined by performance and competitive market practice with respect to equity awards granted to executives as a percentage of common shares outstanding.

Section 162(m) of the U.S. tax code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the corporation’s chief executive officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Components

The components of our compensation program are described in more detail below:

Base Salary

Base salaries for our named executive officers are established based on their responsibilities, experience and expected contribution to the Company. Salary levels also take into account the salary and compensation paid by similar companies with which we compete for executive talent. Each year, we established a budget for merit based salary increases for all employees of the company, including the executive officers. In 2006, based on 2005 performance and the other factors, the budget for merit salary increases was fixed at 3%. The merit budget remained unchanged for 2007.

Base salaries are reviewed annually taking into account the executive officer’s effectiveness in achieving the corporate and personal goals set out for the previous year, his or her expected contribution for the coming year and the competitive data. Base salaries are also evaluated relative to other components of our compensation program to ensure the executives total compensation and mix of components is consistent with our compensation objectives and philosophies.

In 2006, each of Steven Rauscher, Dominick Colangelo and Stephen Cohen received a merit increase in base salary equal to 3%. Mr. Colangelo received an additional increase of 8.26% to recognize his promotion to Executive Vice President in 2006.

In 2007, the Compensation Committee determined that the executive officers would not receive a salary increase.

Annual Performance Bonuses

Our named executive officers are eligible to receive as a bonus an amount equal to a percentage of their annual base salary based on attainment of performance goals as determined by the compensation committee. Each year, the Chief Executive Officer recommends overall corporate goals, as well as individual goals for each named executive officer. The compensation committee reviews the proposed goals and then sets and prioritizes the goals for the year. The committee also determines the percentage of base salary which the executive officers are eligible to receive based on achievement of stated goals and overall stewardship of the company. The performance goals are linked to financial, strategic, operational and organizational objectives, although in 2006 considerable weight was prescribed to performance goals relating to the acquisition, integration and sales of ANTARA allowing for executives to achieve beyond their established bonus potential. Within each of these categories there are goals for overall corporate performance and individual performance goals. The bonus for our Chief Executive Officer, Mr. Rauscher, is based on the attainment of the overall corporate goals. Following each year, the Chief Executive Officer provides the compensation committee his assessment of the performance of the executive officers generally and against the performance goals. The compensation committee reviews the performance of the executive officers, determines the extent to which the performance goals are achieved and, either as a committee or together with the other independent directors, determines in its discretion the bonuses payable to the executive officers. Performance bonuses are paid in cash.

In August of 2006, following the completion of the ANTARA acquisition, the performance goals were modified to include goals related to ANTARA. Given the importance of ANTARA to the future of the Company, the compensation committee felt that it was important to provide appropriate incentives to ensure the successful integration and launch of ANTARA. The revised goals included ANTARA specific goals to be measured through February 2007 in order to better gauge the success of the ANTARA launch. In determining 2006 bonus payments, performance was evaluated through August 2006 against the original performance goals highlighted by key achievements in business development transactions and prudent cash management, and for the balance of the year against the revised goals established in August with notable performance attained on ANTARA specific goals.

Based on an assessment of the achievement of performance, goals in particular taking into account the successful integration and launch of ANTARA, Messrs. Rauscher, Colangelo and Maitre were awarded 2006 cash bonuses of $325,282, $206,136 and $71,904 respectively. Based on his performance through his retirement at the end of June 2006, Mr. Cohen received a 2006 bonus of $35,439.

Long-Term Equity Incentives

We grant equity awards to our named executive officers, in the form of restricted stock grants and stock options, to provide employees, including executive officers, with longer term incentives and as a key tool to encourage employee retention. Because of the direct relationship between the value of an equity award and the market price of our common stock, we believe that granting stock options and other equity awards is an effective method of motivating executive officers to manage our company in a manner that is consistent with the interests of our stockholders. Equity awards are typically granted to employees when they are hired, upon significant promotions and each year in connection with annual performance review. For annual performance grants, the executive team makes a recommendation to the compensation committee in March and the committee determines the grant for each executive officer. Equity awards typically include a mix of options to purchase our common stock and restricted shares of each common stock that vest over a prescribed period. Exercise prices for option grants are wholly determined by the compensation committee and are fixed at the fair market value on the date of compensation committee approval or at a specified date of grant, such as the date of hire in the case of a new employee.

We grant stock awards to our executive officers and eligible employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. In determining annual equity awards the compensation committee also takes into account the extent to which previous equity awards continue to provide appropriate incentives to employees. Company and individual performance and competitive market practices are key considerations in determining size and mix of grants for employees, including executive officers. Equity grants awarded to officers generally are confined to a certain percentage of all shares granted to employees. During fiscal year 2006, a total of 220 employees and non-employee directors received stock option and restricted grants equal to an aggregate of 3.6% of the outstanding shares of our common stock based on the shares outstanding in March 2006 when the 2006 annual equity grants were made. In March 2006, the three named executive officers received stock option and restricted grants of approximately 96,252 shares (adjusted to take into account the 1-for-8 reverse stock split effectuated in November 2006) or approximately 30% of all shares granted in fiscal 2006. Mr. Maitre received a restricted stock and a stock option grant upon his hiring in May 2006. On March 7, 2007, as part of the annual process for determining annual compensation and annual equity awards Messrs. Rauscher, Colangelo and Maitre received restricted stock awards of 24,196 shares, 19,562 shares and 7, 722 shares, respectively, all of which vest over two years and stock options to purchase 60,404 shares, 48,838 shares and 19,278 shares of common stock, respectively, which vest over two years. All options were granted at an exercise price of $4.94, the closing sale price of a share of the company’s common stock on March 7, 2007. These equity awards granted to our executive officers in the aggregate represents 1.3% of common shares outstanding and follow the company’s practice of considering officer grants within the confines of performance, market practices, annual approved usage rate and past practice with respect to percentage of outstanding shares awarded to our executive officers.

Other Benefits

Our executives are entitled to few benefits that are not otherwise available to all of our employees. Other benefits for officers are limited to executive life insurance and, in the case of the Chief Executive Officer, a predetermined annual allowance of $10,000 as prescribed in Mr. Rauscher’s employment agreement with the company.

All of our named executive officers participated in our 401(k) plan and received matching employer contributions at the same rate as other employee-participants. Our health and insurance plans are the same for all employees and our healthcare premiums follow a shared cost schedule, under which employees contribute approximately 23% of the healthcare premiums. As a commercial organization, we employ a variety of annual sales contests to reward top sales representatives and sales managers which may include sales trips that are hosted by certain members of the executive team; however, during 2006, none of the executive officers participated in any of these trips.

Termination-based compensation

Under the terms of their employment agreements, our executive officers are, under specified circumstances, entitled to receive severance payments and, in some cases, accelerated vesting of equity awards upon termination of employment. The severance payments, and in particular the change of control severance, are intended to aid in employee retention and maintain productivity in the event of a change of control of the company. In addition, these payments are designed to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. The specific triggering provisions and severance due each of the executive officers is described below under “Employment Agreements” and “Potential Payments upon Change of Control.” We believe that our severance arrangements are in line with severance packages offered to executive officers of companies of similar size to us represented in the compensation data we reviewed.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our 401(k) defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the plan, as prescribed in the plan document and within federal tax limits. All of our executive officers participated in our 401(k) plan during fiscal 2006 and received matching contributions.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Summary Compensation Table for 2006

The following table sets forth the compensation paid by us in respect of our fiscal year ended December 31, 2006 to (i) our Chief Executive Officer, (ii) the two individuals who served as our principal financial officer in 2006 and (iii) our only other executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Steven Rauscher Chief Executive Officer and President	2006	$432,115	$325,282		$89,307	$106,020	$174,240	(6)	$1,126,964

Dominick Colangelo Executive Vice President – Corporate Development and Operations	2006	338,654	206,136		71,446	85,012	7,050	(7)	708,298

Philippe Maitre Sr. Vice President and Chief Financial Officer (2)	2006	155,769	96,904	(4)	11,549	14,575	22,022	(8)	300,819

Stephen Cohen Former Sr. Vice President and Chief Financial Officer (3)	2006	142,516	135,439	(5)	21,716	27,457	29,800	(9)	356,928

(1)	Refer to Note 2(s), “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements found in our Annual Report on Form 10-K filed with the SEC on March 15, 2007 for the assumptions used to determine the valuation of our equity awards.
(2)	Mr. Maitre’s employment with the Company began May 22, 2006 pursuant to an employment agreement dated May 5, 2006 described in more detail in the section entitled “Employment Agreements” below.
(3)	Mr. Cohen retired as Senior Vice President and Chief Financial Officer on May 22, 2006; Mr. Cohen continued with the Company on a full-time basis through June 30, 2006 and provided transitional services on a part time basis through December 31, 2006.
(4)	Mr. Maitre received a one-time signing bonus of $25,000 upon commencement of his employment in May 2006 and a performance bonus of $71,904 for fiscal year 2006 performance, to be paid in March 2007. The bonus earned by Mr. Maitre for fiscal 2006 is prorated per the seven-month period of fiscal 2006 during which Mr. Maitre served as an executive officer.
(5)	As a condition of providing part-time transitional services to the company through December 31, 2006, Mr. Cohen received $100,000 paid in two equal installments on July 7, 2006 and September 23, 2006; Mr. Cohen also received a performance bonus of $35,439 for fiscal year 2006, paid in 2007 which was prorated per the five-month period of 2006 during which Mr. Cohen was an executive officer and provided services to the Company.
(6)

The 2006 amount represents $3,758 in contributions to Mr. Rauscher’s life insurance premiums, $6,600 to the Company’s 401(k) Retirement Savings Plan, $14,652 in compensation allowances and $149,230 related to income realized for payment in full of all principal outstanding under the March 28, 2001 note described more fully in section entitled “Employment Agreements”. In accordance with the terms of the loan, Mr. Rauscher transferred 3,000 shares to the company as payment in full under such loan and paid the company an amount equal to $41,334 for interest due to the company pursuant to such loan.

(7)	The 2006 amount represents $450 in contributions to Mr. Colangelo’s life insurance premiums, and $6,600 to the Company’s 401(k) Retirement Savings Plan.
(8)	This amount represents $22,022 in relocation costs.
(9)	This amount represents $6,600 to the Company’s 401(k) Retirement Savings Plan and $23,200 in relocation costs.

Grants of Plan-Based Awards for 2006

The following table sets forth certain information with respect to the options granted during or for the fiscal year ended December 31, 2006 to each of our named executive officers.

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1) (#)		All Other Option Awards: Number of Securities Underlying Options (2) (#)		Exercise or Base Price of Option Awards (3) ($)	Grant Date Fair Value of Stock and Option Awards (4) ($)
Steven Rauscher Chief Executive Officer and President	02/27/06	12,500		31,251		$15.40	$450,632

Dominick Colangelo Executive Vice President—Corporate Development and Operations	02/27/06	10,000		25,000		15.40	360,500

Philippe Maitre Sr. Vice President and Chief Financial Officer	05/22/06	8,750	(5)	21,875	(6)	13.64	211,383

Stephen Cohen Former Sr. Vice President and Chief Financial Officer	02/27/06	5,000		12,501		15.40	180,257

(1)	Awards consist of restricted stock awards that, unless otherwise noted below, vest 50% per year for two years from date of grant. Number of shares for stock awards and options have been adjusted to take into account the effect of the 1-for-8 reverse stock split consummated in November of 2006.
(2)	Unless otherwise noted below, all options vest in eight equal quarterly installments beginning 90 days form the grant date.
(3)	The exercise price of the stock option awards is equal to the average of the high and low sales price of the common stock on the day of grant as reported by The NASDAQ Global Market, as adjusted to take into account the effect of the 1-for-8 reverse stock split consummated in November of 2006.
(4)	Refer to Note 2(s), “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements found in our Annual Report on Form 10-K filed with the SEC on March 15, 2007 for the assumptions used to determine the valuation of our equity awards.
(5)	Award consists of restricted stock that vest in four equal annual installments on the anniversary of his commencement of employment.
(6)	Options vest in four equal annual installments on the anniversary of his commencement of employment.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at the fiscal year end December 31, 2006. The share numbers in the table below have been adjusted to take into account the effect of the 1-for-8 reverse stock split consummated in November of 2006.

	Option Awards							Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steven Rauscher Chief Executive Officer and President	34,037 30,000 3,463 1,953 3,751 3,750 2,500 1,667 834 8,251 1,172 2,344 1,069 271 51,812 5,209 1 9,285 1 29,167 1,068 1 11,719 —	— — — — — — — — — — 1,172 — — 2,107 — 3,102 — — 4,166 16,667 — 595 18,936 —	(2) (3) (3) (3) (3) (4) (4)	— — — — — — — — — — — — — — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	115.50 115.50 115.50 13.36 45.16 45.16 8.80 8.80 8.80 3.072 10.24 10.24 15.42 41.76 41.76 41.76 21.80 21.80 21.80 21.80 18.20 15.40 15.40 —	10/25/2010 10/25/2010 10/25/2010 3/6/2012 3/6/2012 3/6/2012 10/9/2012 10/9/2012 10/9/2012 3/11/2013 3/11/2013 3/11/2013 2/3/2014 4/12/2014 4/12/2014 4/12/2014 3/6/2015 3/6/2015 3/6/2015 3/6/2015 12/20/2015 2/26/2016 2/26/2016 —	— — — — — — — — — — — — — — — — — — — — — — — 6,250	(5)	$	— — — — — — — — — — — — — — — — — — — — — — — 32,875	— — — — — — — — — — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — — — — — — — —

Dominick Colangelo Executive Vice President	3,477 4,336 9,375 —	10,431 13,006 15,625 —	(2) (2) (4)	— — — —	$ $ $	28.76 28.76 15.40 —	1/2/2015 1/2/2015 2/26/2016 —	— — — 5,000	(5)	$	— — — 26,300	— — — —	— — — —

Philippe Maitre Sr. Vice President and Chief Financial Officer	— —	21,875 —	(2)	— —		$13.64 —	05/21/2016 —	— 8,750		$	— 46,025	— —	— —

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Stephen Cohen Former Sr. Vice President and Chief Financial Officer	4,688 1,408 3,280 2,396 4,375 817 1,000 3,000 1,938 1,563 2,769 1,454 766 1,314 11,187 4,430 6,444 18,557 766 4,688	— — — — — — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $ $	65.62 65.62 65.62 19.68 81.75 13.84 45.16 45.16 8.80 8.80 3.07 10.24 15.42 41.76 41.76 21.80 21.80 21.80 18.20 15.40	3/31/2007 3/31/2007 3/31/2007 3/31/2007 3/31/2007 3/31/2007 3/31/2007 3/31/2007 3/31/2007 3/31/2007 3/31/2007 3/31/2007 3/31/2007 12/31/2008 12/31/2008 12/31/2008 12/31/2008 12/31/2008 3/31/2007 3/31/2007	— — — — — — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — — — —

(1)	The expiration date of each option occurs ten years after the date of grant of each option.
(2)	Options become exercisable in four equal annual installments from the date of grant.
(3)	Options become exercisable in twelve equal quarterly installments beginning 90 days from the date of grant.
(4)	Options become exercisable in eight equal quarterly installments beginning 90 days from the date of grant.
(5)	Restricted stock vests in two equal installments on November 30, 2006 and November 30, 2007, respectively.

Options Exercised and Stock Vested in the year ended December 31, 2006

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Steven Rauscher	6,250	$36,320
Dominick Colangelo	5,000	$29,056
Philippe Maitre	—	—
Stephen Cohen	2,500	$38,500

(1)	Number of shares have been adjusted to take into account the effect of the 1-for-8 reverse stock split consummated in November of 2006.

Employment Agreements

Steven Rauscher, President and Chief Executive Officer

Steven Rauscher, President and Chief Executive Officer, has an employment agreement with us, that commenced on October 26, 2000. Mr. Rauscher’s current base salary is $432,600 per year. The agreement entitles Mr. Rauscher to receive an annual incentive bonus of up to 60% of his base salary based on our achievement of enhanced share value and certain operating and financial goals to be determined by the Board of Directors. Upon hiring in October 2000, Mr. Rauscher was awarded stock options to purchase 67,500 shares of common stock (as adjusted pursuant to 1-for-8 reverse stock split) at an exercise price of $115.50 per share (as adjusted pursuant to the 1-for-8 reverse stock split), the fair market value of the common stock on the date of grant. These options are fully vested. In connection with his commencement of employment with us in 2001, Mr. Rauscher was also awarded 3,000 shares of restricted common stock share (as adjusted pursuant to the 1-for-8 reverse stock split). On March 28, 2001, we loaned Mr. Rauscher $163,000 to allow him to pay income tax liabilities associated with the grant of the 3,000 restricted shares. The loan became due and payable on December 31, 2006. The principal amount of the loan was non-recourse as it was secured only by the 3,000 shares of restricted stock, while the interest component of the loan was full recourse. On December 31, 2006, in accordance with the terms of the loan, Mr. Rauscher transferred the 3,000 shares to the company as payment in full of all principal outstanding under such loan and paid us an amount equal to $41,334 for interest due to us pursuant to such loan.

In the event that Mr. Rauscher’s employment is terminated by us for reasons other than for cause, or he terminates it with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 12 months, or until such time as he finds comparable employment, whichever occurs first. Also, if, within two years following a change of control (as defined) by us, Mr. Rauscher’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities or compensation, or is required to relocate out of the greater Boston area, he will receive a lump sum severance payment in an amount equal to two times the sum of his base salary and annual target incentive bonus, as well as the pro-rated portion of his target bonus for the year in which his employment is terminated, and any remaining unvested options and restricted shares will immediately and fully vest and all his options will remain exercisable for the shorter of two years from his date of termination or the expiration date of the option. Mr. Rauscher is also entitled to continue to participate in company’s group health and dental plans for a period of 24 months following termination and the company is obligated to continue to contribute to the premium cost of that coverage for such period. Mr. Rauscher’s employment agreement also provides that he will be entitled to receive a payment to cover any excise tax payable with respect to such severance payments as a result of Section 280G of the U.S. tax code.

Dominick Colangelo, Executive Vice President, Corporate Development and Operations

Dominick (Nick) Colangelo, Esq., Executive Vice President, Corporate Development and Operations, has an employment agreement with us, which commenced on January 1, 2005. Mr. Colangelo’s current base salary is $340,000 per year. The agreement, as amended, entitles Mr. Colangelo to receive an annual incentive bonus of up to 50% of his salary based on his performance and that of the Company against goals to be determined by the Board of Directors annually after consultation with Mr. Colangelo. Upon hiring in January 2005, Mr. Colangelo received a cash signing bonus of $100,000 and was awarded stock options to purchase 31,250 shares of common stock (as adjusted pursuant to the 1-for-8 reverse stock split) at $28.76 per share (as adjusted pursuant to the 1-for-8 reverse stock split), the fair market value of the common stock on the date of grant, which options vest in four equal annual installments on the anniversary of his commencement of employment.

In the event that Mr. Colangelo’s employment is terminated by us for reasons other than for cause, or he terminates it with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to nine months, or until such time as he finds comparable employment, whichever occurs first. Also, if, within two years following a change of control (as defined) of us, Mr. Colangelo’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities or compensation at the surviving company, or he is required to relocate out of the greater Boston area, he will receive a lump sum severance payment equal to one and a half times the sum of his base salary and annual target incentive bonus, as well as the pro-rated portion of his target bonus for the year in which his employment is terminated and any remaining unvested restricted shares and options will immediately and fully vest and all his options will remain exercisable for the shorter of two years from his date of termination or the expiration date of the option. Mr. Colangelo is also entitled to continue to participate in company’s group health and dental plans for a period of 18 months following termination and the company is obligated to continue to contribute to the premium cost of that coverage for such period. Mr. Colangelo’s employment agreement also provides that he will be entitled to receive a payment to cover any excise tax payable on such severance payments as a result of Section 280G of the U.S. tax code.

Philippe Maitre, Senior Vice President and Chief Financial Officer

Philippe Maitre, Senior Vice President and Chief Financial Officer, has an employment agreement with us, which commenced on May 22, 2006. Mr. Maitre’s current base salary is $270,000 per year. The agreement entitles Mr. Maitre to receive an annual incentive bonus of up to 40% of his base salary based on his performance and that of the company against goals to be determined by the Board of Directors annually after consultation with Mr. Maitre. Upon hiring, Mr. Maitre received a cash signing bonus of $25,000 and was awarded (i) stock options to purchase 21,875 shares of common stock (as adjusted pursuant to the 1-for-8 reverse stock split) at an exercise price of $13.64 per share (as adjusted pursuant to the 1-for-8 reverse stock split), the fair market value of the common stock on the date of grant, which options vests in four equal annual installments on the anniversary of his commencement of employment, and (ii) 8,750 shares of restricted common stock (as adjusted pursuant to the 1-for-8 reverse stock split), which stock vest in four equal annual installments on the anniversary of his commencement of employment. We also agreed to reimburse Mr. Maitre for reasonable relocation expenses up to $125,000.

In the event that Mr. Maitre’s employment is terminated by us for reasons other than for cause, or he terminates it with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to nine months, or until such time as he finds comparable employment, whichever occurs first. Also, if, within two years following a change of control (as defined) of us, Mr. Maitre’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities at the surviving company, he will receive a lump sum severance payment equal to one and a half times the sum of his base salary and annual target incentive bonus, as well as the pro-rated portion of his target bonus for the year in which his employment is terminated and any remaining unvested restricted shares and options will immediately and fully vest and all his options will remain exercisable for the shorter of two years from his date of termination or the expiration date of the option. Mr. Maitre is also entitled to continue to participate in our group health and dental plans for a period of 18 months following termination and the company is obligated to continue to contribute to the premium cost of that coverage for such period.

Stephen Cohen, Former Senior Vice President and Chief Financial Officer

Stephen Cohen was the Senior Vice President and Chief Financial Officer. He retired from this position in May 2006; however, he continued to work for us on a full-time basis through June 2006 and on a part-time basis through December of 2006. Mr. Cohen had an employment agreement with us, which terminated on June 30, 2006, which entitled Mr. Cohen to receive an annual incentive bonus of up to 40% of his base salary, which was $265,000 at such time, based on his performance and that of the Company against goals to be determined by the Board of Directors annually after consultation with Mr. Cohen. Mr. Cohen received a performance bonus of $35,439 for fiscal year 2006, which was prorated for the five month period of 2006 during which Mr. Cohen was an executive officer and provided services to us. Mr. Cohen received $100,000, in two equal installments of $50,000 (one in July 2006 and one in September 2006), for his provision of part-time transitional services to the company from July 2006 through December 2006. Upon hiring in January 2001, Mr. Cohen was awarded stock options to purchase 9,376 shares of common stock (as adjusted pursuant to the 1-for-8 reverse stock split) at an exercise price of $65.62 per share (as adjusted pursuant to the 1-for-8 reverse stock split), the fair market value of the common stock on the date of grant, which options vested in four equal annual installments on the anniversary of his commencement of employment. In lieu of a cash signing bonus, Mr. Cohen was awarded additional options in January 2001 to purchase 2,396 shares of stock (as adjusted pursuant to the 1-for-8 reverse stock split) at an exercise price of $19.68 per share (as adjusted pursuant to the 1-for-8 reverse stock split), representing thirty percent of the fair market value of the common stock on the date of grant, which options vested in two equal installments on the anniversary of his employment.

Potential Payments Upon Change of Control Under Employment Agreements

The following table summarizes the potential payments to each named executive officer assuming that one of the following events occurs. The table assumes that the event occurred on December 29, 2006, the last business day of our fiscal year. We have assumed a price per share of our common stock of $5.06, which was the closing price of our common stock on December 29, 2006.

Name	Termination Other Than “For Cause” or Resignation With Good Reason		Termination Other Than “For Cause” Following a Change in Control
Steven Rauscher President and Chief Executive Officer	$707,026	(1)	$2,272,572	(2)

Dominick Colangelo Executive Vice President, Corporate Development & Operations	392,601	(3)	999,264	(4)

Philippe Maitre Senior Vice President and Chief Financial Officer	294,650	(5)	652,300	(6)

(1)	Includes payment of the following: $432,600 for the continuation of salary, $259,560 for his target bonus and $14,866 for continuation of benefits for a period of 12 months following such termination, or until Mr. Rauscher finds comparable employment. We have assumed payment for the full 12 months.
(2)

Includes payment of the following: $1,384,320 in a lump sum payment for salary and bonus, equivalent to two times his base salary for fiscal year 2006 plus two times his annualized target incentive bonus; $259,560 for the pro-rated portion of his target bonus for the year in which he was terminated; $54,180 for benefits, the value of which is based upon the premiums in effect on December 29, 2006; $52,995 for accelerated vesting of equity awards, based on the fair value of unvested stock options as of December 29, 2006 in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments”; and, $521,517 for any excise tax payable with respect to such severance payments in accordance with Section 280G of the U.S. tax code. The gross-up figures assume a December 31, 2006 change in control and termination date. For purposes of these figures, the following are included as parachute payments: cash severance payable upon the termination in connection with the change of control, additional pro-rated bonus amounts payable upon the termination, and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. Any earned but unpaid salary or bonus amounts due following the termination are not treated as parachute payments. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $5.06 (the closing price of our common stock on December 29, 2006, the last business day of the year) over the exercise per share under the option, multiplied by the number of shares subject to the option. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

(3)	Includes payment of $255,000 for the continuation of salary, $127,500 for his target bonus and $10,101 for continuation of benefits for a period of nine months following such termination, or until Mr. Colangelo finds comparable employment. We have assumed payment for the full nine months.
(4)	Includes payment of the following: $765,000 in a lump sum payment for salary and bonus, equivalent to one and a half times the sum of his base salary for fiscal year 2006 plus his annualized target incentive bonus; $170,000 for the pro-rated portion of his target bonus for the year in which he was terminated; $20,202 for benefits, the value of which is based upon the premiums in effect on December 29, 2006; and $44,062 for accelerated vesting of equity awards, based on the fair value of unvested stock options as of December 29, 2006 in accordance with the provisions of SFAS No. 123R, “Share-based Payments”.
(5)	Includes payment of $202,500 for the continuation of salary, $81,000 for his target bonus and $11,150 for continuation of benefits for a period of nine months following such termination, or until Mr. Maitre finds comparable employment. We have assumed payment for the full nine months.
(6)	Includes payment of the following: $567,000 in a lump sum payment for salary and bonus, equivalent to one and a half times the sum of his base salary for fiscal year 2006 plus his annualized target incentive bonus; $63,000 for the pro-rated portion of his target bonus for the year in which he was terminated; $22,300 for benefits, the value of which is based upon the premiums in effect on December 29, 2006; and, $30,625 for accelerated vesting of equity awards, based on the fair value of unvested stock options as of December 29, 2006 in accordance with the provisions of SFAS No. 123R, “Share-based Payments”.

DIRECTOR COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2006

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)		Option Awards ($) (3)(4)(5)		All Other Compensation ($)		Total ($)
G. Brown	500	890		887	(6)	—		2,277
L. Evnin	26,000	—		—		—		26,000
W. Flamenbaum	0	100		103	(7)	—		203
R. Hennessey	41,500	654		620		—		42,774
P. Kirby	78,375	654	(8)	620	(8)	—		79,649
W. Mattson	21,000	1,309		1,240		—		23,549
G. Patou	55,125	654		620		117,413	(9)	173,812
W. Reardon	70,000	654		620		—		71,274
N. Riedel	68,500	654		620		—		69,744
D. Singer	6,750	—		—		—		6,750
D. Stone	82,709	654		620		—		83,983
J. Voris	62,813	654		620		—		64,082

(1)	Mr. Steven Rauscher, a director of our company, has been omitted from this table since he receives no compensation for serving on our board.
(2)	Amounts consist of the fees paid to directors described below under the heading “Overview of Non-Employee Director Compensation.”
(3)	Refer to Note 2(s), “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements found in our Annual Report on Form 10-K filed with the SEC on March 15, 2007 for assumptions used to determine the valuation of our equity awards.
(4)	Unless otherwise noted below, the grant date fair value of each stock option awarded to Non-Employee Directors is $5.43 (as adjusted to take into account the 1-for-8 reverse stock split effectuated on November 15, 2006).
(5)	The following are the aggregate number of option and restricted stock awards outstanding that have been granted to each of our non-employee directors as of December 31, 2006, the last day of the 2006 fiscal year was as follows: G. Brown 2,100; W. Flamenbaum 2,100; R. Hennessey 10,383; P. Kirby 3,715; W. Mattson 2,100; G. Patou 5,675; W. Reardon 8,989; N. Reidel 19,800; D. Stone 18,520; and J. Voris 5,675.
(6)	The grant date fair value of each stock option is $5.93 (as adjusted to take into account the 1-for-8 reverse stock split effectuated November 15, 2006).
(7)	The grant date fair value of each stock option is $3.72 (as adjusted to take into account the 1-for-8 reverse stock split effectuated November 15, 2006).
(8)	Such awards were issued to P. Kirby under the company’s 2001 Incentive Plan in 2006, but did not vest prior to her December 6, 2006 resignation from the board.
(9)	Consulting fees paid to G. Patou, for consulting services performed, including expanded services related to the Advisory Committee meeting convened by the FDA in connection with Oscient’s sNDA filing for the ABS indication.

Overview of Non-Employee Director Compensation

We review the level of compensation of our non-employee directors periodically to ensure that remuneration elements remain competitive. We have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies;

•	survey data collected by our human resources department; and

•	information obtained directly from other companies.

Pursuant to the 2001 Incentive Plan, each non-employee director receives an annual retainer of $40,000 and the chairman of the Board of Directors receives an additional $20,000. Additional retainers are paid for membership on the board’s committees. Members of the Audit Committee receive an annual retainer of $15,000, while the chairman receives $30,000. Members of the Compensation Committee receive an annual retainer of $10,000, while the chairman receives $20,000. Members of the Nominating and Corporate Governance Committee, including the chairman, receive an annual retainer of $5,000. Members of the Compliance Committee receive $10,000, while the chairman receives $15,000.

In addition to the annual retainers, non-employee directors were also granted (i) upon their initial election to the board, options to receive an aggregate of 1,500 shares of common stock (as adjusted pursuant to the 1-for-8 reverse stock split) that vest equally over three years with an exercise price equal to the fair market value at date of grant, and a restricted stock award of 600 shares of common stock (as adjusted pursuant to the 1-for-8 reverse stock split) that vests equally over three years; and (ii) upon their re-election to the Board, options to receive an aggregate of 750 shares of common stock (as adjusted pursuant to the 1-for-8 reverse stock split) that vest equally over two years with an exercise price equal to the fair market value at date of grant, and a restricted stock award of 300 shares of common stock (as adjusted pursuant to the 1-for-8 reverse stock split), that vests equally over two years with an exercise price equal to the fair market value at date of grant. Upon a change of control, if within two years following such event, a director is either not nominated to serve as a director or is not elected by the stockholders to serve as a director, all of such director’s unvested options become exercisable upon such director ceasing to be a director of the Company and all of the director’s options remain exercisable until the earlier of two years from the date such director ceases to be a director and the final exercise date of such option.

Directors who are also our employees do not receive cash or equity compensation for service on the board in addition to compensation payable for their service as employees of Oscient.

Certain Relationships

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. Although we have not entered into any financial transactions with any immediate family member of a director or executive officer of our Company, if we were to do so, any such material financial transaction would need to be approved by our Audit Committee prior to our Company entering into such transaction. A report is made to our audit committee annually disclosing all related parties that are employed by us and related parties that are employed by other companies with whom we had a material relationship during that year, if any. Our Audit Committee also reviews and approves our proxy statement and the information contained therein. We have determined that, in 2006, we had the following reportable related transactions described below.

On February 6, 2004, we completed our merger with GeneSoft Pharmaceuticals, Inc. David Singer and Luke Evnin, who served on our Board of Directors through June of 2006 and Gary Patou, currently serving on the Board of Directors, served as directors and/or officers of Genesoft prior to the merger. Pursuant to the terms of the merger agreement, we provided, with respect to Mr. Singer and Mr. Evnin and continue to provide, with respect to Mr. Patou, a directors’ and officers’ liability insurance policy that covers the acts and omissions of Messrs. Singer, Patou and Evnin in their capacities as directors and officers of Genesoft for a period of six years from the closing date of the merger.

Pursuant to a consulting agreement with the Company, Dr. Patou provided periodic consulting services to the Company, including expanded services related to the Advisory Committee meeting convened by the FDA in connection with Oscient’s NDA filing for the ABS indication. Dr. Patou received a total of approximately $117,000 for such services in 2006.

To finance the acquisition of ANTARA capsules in August 2006, we entered into several financing arrangements with Paul Royalty Fund Holdings II, LP, an affiliate of Paul Capital Partners (Paul Capital), in consideration for an aggregate amount of $70 million. In connection with such financing arrangements, we agreed to elect one person designated by Paul Capital to our Board following the closing in August of 2006 and to continue to nominate one person designated by Paul Capital for election to our Board by our stockholders. Initially, Greg Brown was Paul Capital’s representative and currently Walter Flamenbaum acts as the Paul Capital designee to our Board. In connection with such financing transaction, we entered into the Revenue Interests Assignment Agreement pursuant to which we sold to Paul Capital the right to receive specified royalties on the net sales in the United States (and the net sales of their respective affiliates and licensees) of ANTARA capsules and FACTIVE tablets until December 31, 2016. Further, our wholly owned subsidiary, Guardian II, entered into a Note Purchase Agreement with Paul Capital pursuant to which Guardian II issued and sold a $20,000,000 aggregate principal amount of 12% senior secured note due on the fourth anniversary of the closing date, subject to Guardian II’s option to extend the maturity to the sixth anniversary of the closing date, provided (i) there are no defaults under the note at the time, and (ii) we issue to Paul Capital, at the time of the exercise of such option, a warrant for a number of shares of common stock equal to 10% of the principal balance plus accrued interest divided by $6.94, with an exercise price of $6.94 per share. In connection with such financial agreements, Guardian II and Paul Capital entered into a Security Agreement under which Guardian II granted to Paul Capital a security interest in and to substantially all assets owned by Guardian II (including rights to the ANTARA products) in order to secure its performance under each of the agreements with Paul Capital. As part of the financing, we and Paul Capital also entered into a Common Stock and Warrant Purchase Agreement, pursuant to which, in exchange for $10 million, Oscient sold to Paul Capital 1,388,889 shares of the common stock (as adjusted pursuant to the 1-for-8 reverse stock split) at a price of $7.20 per share (as adjusted pursuant to the 1-for-8 reverse stock split) and issued Paul Capital a warrant to purchase 288,019 shares of common stock (as adjusted pursuant to the 1-for-8 reverse stock split) at an exercise price of $6.94 per share (as adjusted pursuant to the 1-for-8 reverse stock split). The Warrant is exercisable for seven years from the date of closing.

The Board of Directors has determined that each of Messrs. Reardon, Riedel, Voris, Stone, Mattson and Hennessey is independent within the meaning of Rule 4200 of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards as currently in effect and on the date of our annual meeting of stockholders.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or part, the following Report of the Audit Committee shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s primary function is to assist the Board of Directors in monitoring the integrity of our financial statements, systems of internal control and the independence and performance of the independent registered public accounting firm. The Audit Committee’s specifically enumerated powers and responsibilities include hiring and terminating the independent registered public accounting firm, pre-approving any engagements of the independent registered public accounting firm for non-audit services, receiving and reviewing the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 and Rule 13a-14 of the Securities Exchange Act of 1934, and reviewing our ethics and compliance programs.

The Audit Committee is currently comprised of three of our independent, non-employee directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. that governs audit committee composition, including the requirements that:

•	all Audit Committee members are “independent directors” as that term is defined by NASD Rule 4200(a)(15);

•	all Audit Committee members are able to read and understand fundamental financial statements; and

•	at least one Audit Committee member is an “Audit Committee Financial Expert” as defined by 17 CFR Part 228.41(e).

For the fiscal year ended December 31, 2006, the Audit Committee consisted of William Reardon, Committee Chairperson and David Stone and Pamela Kirby through December 6, 2006, with Robert J. Hennessey joining on December 6, 2006 in connection with Ms. Kirby’s departure from our Board of Directors.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2006 audited by Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Ernst & Young LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380).

Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, requires the independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of the audit, including:

•	the independent registered public accounting firm’s responsibilities under generally accepted auditing standards;

•	the independent registered public accounting firm’s judgments about the quality of Oscient’s accounting principles;

•	the adoption of, or a change in, accounting policies;

•	sensitive accounting estimates;

•	accounting for significant, unusual transactions and for controversial or emerging areas;

•	significant audit adjustments;

•	unadjusted audit differences considered to be immaterial;

•	other information in documents containing audited financial statements;

•	total fees for management consulting services and types of services rendered;

•	disagreements with management on financial accounting and reporting matters;

•	major issues discussed with management prior to retention;

•	consultation with other accountants;

•	difficulties encountered in performing the audit;

•	material errors, fraud and illegal acts;

•	critical accounting policies and practices;

•	material alternative treatments discussed with management; and

•	other written communications with management.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by this Statement.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence. When considering Ernst & Young’s independence, the Audit Committee considered whether Ernst & Young’s provision of services to us beyond those rendered in connection with its audit and reviews of our consolidated financial statements was compatible with maintaining their independence and discussed with them any relationships that may impact their objectivity and independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also reviewed, among other things, the amount of fees paid to Ernst & Young for audit and non-audit services in 2006. Information about the independent registered public accounting firm’s fees for 2006 is included in this proxy statement under “Principal Accounting Fees and Services.” The Audit Committee has also selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE

William S. Reardon, Chairperson

Robert J. Hennessey

David K. Stone

BOARD MEETINGS AND COMMITTEES

Our directors are elected at the annual meeting of stockholders and hold office (subject to the By-laws) until the next annual meeting of stockholders and until their successors are elected and qualified. Messrs. Rauscher, Stone, Hennessey, Mattson, Reardon, Riedel, Voris and Patou and Dr. Kirby were elected as directors of the Company at the annual meeting of stockholders held on June 8, 2006. Dr. Kirby resigned from our Board on December 6, 2006. Dr. Brown was elected to our board on April 17, 2006 and Dr. Flamenbaum was elected to the Board on December 6, 2006. The Board of Directors has determined that each of Messrs. Reardon, Riedel, Voris, Stone, Mattson and Hennessey is independent within the meaning of Rule 4200 of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards as currently in effect and on the date of our annual meeting of stockholders.

Board of Directors Meetings

The Board of Directors held nine meetings during the last fiscal year. All directors attended more than 75% of the aggregate number of (i) meetings of the Board of Directors held during the period he or she was a director, other than David Singer and Luke Evnin, who each attended one of the two meetings which were held during the period when each of Messrs. Singer and Evnin was a director, and (ii) meetings held by all committees of the Board on which he or she served during the periods that he or she served.

Audit Committee

We have an Audit Committee established in accordance with applicable rules. The Audit Committee of the Board of Directors currently consists of Messrs. Reardon, Hennessey and Stone. In the opinion of the Board of Directors, each of the members of the Audit Committee is independent within the meaning of Rules 4200 and 4350 of the Nasdaq listing standards (as currently in effect and on the date of our annual meeting of stockholders). The Board of Directors has determined that Mr. Reardon, the Chairman of the Audit Committee, possesses the attributes of an audit committee financial expert under the rules of the SEC and the Nasdaq, and has, therefore, designated him as the Audit Committee financial expert. The Audit Committee held six meetings during the last fiscal year, one of which was a joint meeting with the Compliance Committee.

The Board of Directors has adopted an Audit Committee Charter. A copy of the charter is available to security holders on the Company’s website (www.oscient.com).

In 2006, the Committee continued to work extensively with Oscient’s management and independent registered public accounting firm to monitor a system of effective internal controls over financial reporting in preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Board of Directors has a compensation committee, which currently consists of Dr. Riedel (Chairman), Mr. Voris and Mr. Mattson. All members of the compensation committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. No member of the compensation committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation committee. The Compensation Committee held four meetings during the last fiscal year.

The Board of Directors has adopted a Compensation Committee Charter. A copy of the charter is available to security holders on the Company’s website (www.oscient.com).

Nominating and Corporate Governance Committee

We have a Nominating and Corporate Governance Committee composed of independent members within the meaning of rule 4200 of the Nasdaq listing standards, which currently consists of Mr. Stone (Chairman), Dr. Riedel and Mr. Voris.

The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter. A copy of the charter is available to security holders on the Company’s website (www.oscient.com). Under the charter, the responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and evaluating individuals qualified to become members of the Board; and

•	recommending nominees for the annual meeting of stockholders.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Recommendations with regard to nominees for election to the Board of Directors may be submitted by any stockholder entitled to vote for the election of directors in writing, received by the Clerk of the company at least 120 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders, or, if we did not have an annual meeting of stockholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of our common stock which are beneficially owned by each such nominee. All such notices should be sent to: Oscient Pharmaceuticals, 1000 Winter Street, Suite 2200, Waltham, MA 02451, Attn: Clerk.

The Nominating and Corporate Governance Committee has established certain minimum qualifications for Board members, including:

•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including consideration of his or her service on other corporate boards;

•	the prospective nominee’s ability to contribute to the range of talent, skill and expertise present on the Board; and

•	the extent to which the prospective nominee helps the board reflect the diversity of our stockholders, employees, customers and communities.

The Nominating and Corporate Governance Committee also considers the ability of the nominee to meet the applicable requirements of SEC regulations, state law and our Articles of Organization and By-laws.

The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director. The committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Nominating and Corporate Governance committee will then initiate the search, working with staff support and seeking input from other directors and senior management, considering nominees previously submitted by stockholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board will then be identified and presented to the independent directors. The independent directors will then prioritize the candidates and determine if other directors or senior management have relationships with the preferred candidates and can initiate contact. If not, contact would be initiated by a search firm. To the extent feasible, all of the members of the Nominating and Corporate Governance Committee and the CEO will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the whole Board for final evaluation. The Board will meet to consider such information and to select candidates for appointment to the Board at the annual meeting. Nominees recommended by a stockholder will be evaluated on the same basis as other nominees.

Compliance Committee

We established a Compliance Committee of the Board of Directors in July 2005. The Compliance Committee currently consists of three Board members: Dr. Patou (Chairman), Mr. Mattson and Mr. Voris. The Compliance Committee had three meetings during the last fiscal year, one of which was a joint meeting with the Compliance Committee.

The Board of Directors has adopted the Compliance Committee Charter. A copy of the charter is available to security holders on the Company’s website (www.oscient.com). Under the charter, the responsibilities of the Compliance Committee include:

•

review the adequacy of our internal controls, policies, procedures and programs regarding (i) product safety and quality, (ii) the development, manufacturing, marketing, distribution and sale of our products, and (iii) our compliance with related legal and regulatory requirements; and

•

oversee the work of our senior compliance executives and other relevant members of senior management and receive reports from such officers about material issues and/or matters related to our compliance with such laws and regulations.

The Compliance Committee does not have oversight responsibility for financial matters, including financial statements and systems of internal control over financial reporting, which are monitored by the Audit Committee.

Security Holder Communications with the Board of Directors

We have established procedures for security holders to communicate directly with the Board of Directors on a confidential basis. Security holders who wish to communicate with the Board or with a particular director may send a letter to the Chief Financial Officer of the Company at 1000 Winter Street, Suite 2200, Waltham, MA 02451. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Security Holder-Board Communication” or “Security Holder-Director Communication.” All such letters must identify the author as a security holder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Chief Financial Officer will make copies of all such letters and circulate them to the directors addressed. If a security holder wishes the communication to be confidential, such security holder must clearly indicate on the envelope that the communication is “confidential.” The Chief Financial Officer will then forward such communication, unopened, to the Chairman of the Board of Directors.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. We have posted a current copy of the code on our website, which is located at www.oscient.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ® listing standards concerning any amendments to, or waivers from, any provision of the code.

Attendance of Directors at Annual Meetings

All members of the Board of Directors are encouraged, but not required, to attend our annual meetings of stockholders. At our 2006 Annual Meeting of Stockholders, all of the directors then in office were in attendance other than Norbert Riedel.

PROPOSAL A

ELECTION OF TEN DIRECTORS

The Board of Directors has fixed the number of directors at ten. It is intended that the enclosed proxy will be voted for the election of the ten persons named below unless such authority has been withheld in the proxy. Each director will hold office until the next annual meeting and until his successor is elected and shall have been qualified. The nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. If any nominee should be unavailable for election at the time of the Annual Meeting (which is not presently anticipated) the persons named as proxies may vote for another person in their discretion or may vote for fewer than ten directors. All the directors listed below are currently directors of the Company. Each nominee has agreed to serve as director if elected at the meeting.

The nominees for directors of the Company who are proposed for election at the meeting, their ages, and a description of their principal occupations are set forth in the following table. The principal occupations and business experience of the nominees for the past five years have been with the employers indicated, although in some cases they have held different positions with such employers.

Name	Age	Principal Occupation and other Directorships	Director Since
David K. Stone	50	Mr. Stone is the Founder and Managing Director of Liberty Tree Advisors, LLC, a consulting firm focusing on emerging life sciences companies. He is also a Venture Advisor to Flagship Ventures, an early-stage venture capital firm, and served as Managing Director and Partner at Flagship Ventures from 2000 to 2006. From 1989 to 1999, Mr. Stone was at Cowen & Company, where he followed the biopharmaceutical industry, holding the position of Managing Director from 1994 to 1999. Mr. Stone began his career in biotechnology in 1983 as a Project Manager and later Communications Director at Genetics Institute (now part of Wyeth Pharmaceuticals). He earned a B.S. in Microbiology from Colorado State University and an MBA from Harvard Business School.	2001

Gregory Brown, M.D.	53	Dr. Brown joined the Oscient Board in August 2006. He currently serves as an independent consultant at Compo Capital Advisors, LLC. In October, 2007, Dr. Brown will join Cowen Healthcare Royalty Partners, a newly formed alternative asset management practice created by Cowen Group, Inc. Dr. Brown was previously a Partner at Paul Capital Partners, an established member of the global private equity community from 2003 to 2006. Dr. Brown also worked at Adams, Harkness & Hill from 1997 to 2002, where he served as the co-head of investment banking, and at Vector Securities International from 1992 to 1997. Before receiving his business degree, Dr. Brown was a practicing thoracic and vascular surgeon. He earned his MBA from Harvard Business School, his M.D. from SUNY Upstate Medical Center, and his AB from Yale College.	2006

Name	Age	Principal Occupation and other Directorships	Director Since
Walter Flamenbaum, M.D.	63	Dr. Flamenbaum joined Oscient’s Board of Directors in December 2006 and is a partner at Paul Capital Partners. A founding partner of the Paul Royalty Funds, Dr. Flamenbaum joined Paul Capital in 1999. Prior to joining Paul Capital, Dr. Flamenbaum held leadership positions at several business organizations, including a contract research organization, SigA Pharmaceuticals and Therics, Inc., a medical device company. Dr. Flamenbaum is board certified in internal medicine, nephrology and clinical pharmacology and was a professor of medicine at the Mt. Sinai School of Medicine and Tufts University School of Medicine. He earned his M.D. from Columbia University and his B.A. from Washington & Jefferson College.	2006

Robert J. Hennessey	65	Mr. Hennessey served as Chief Executive Officer and President of Oscient Pharmaceuticals from March 1993 until October 2000 and Chairman of the Board from May 1994 through May 2003. Mr. Hennessey served as interim Chief Executive Officer of Penwest Pharmaceuticals from February 15, 2005 to December 15, 2005. Mr. Hennessey currently serves on the board of directors of Penwest Pharmaceuticals and Repligen Corporation. Prior to joining Oscient in 1993, Mr. Hennessey had significant pharmaceutical industry experience, holding positions in Strategic Planning and Business Development for Sterling Drug, Abbott Laboratories, SmithKline and Merck Sharp & Dohme.	1993

William R. Mattson, Jr.	60	Mr. Mattson has served as a director on Oscient’s Board since June of 2006. Mr. Mattson is currently the Chairman of The Mattson Jack Group, a healthcare consulting firm he established in 1986. Previously, Mr. Mattson worked for Monsanto and its subsidiary Searle Pharmaceuticals from 1983-1986 as Director of Marketing Development and Area Vice President. From 1970 to 1983, Mr. Mattson worked in various general management and business development roles at Abbott Laboratories. Mr. Mattson is a member of the St. Louis College of Pharmacy Board of Trustees.	2006

Name	Age	Principal Occupation and other Directorships	Director Since
Gary Patou, M.D.	48	Dr. Patou joined Oscient Pharmaceuticals following the merger with GeneSoft Pharmaceuticals and served as Executive Vice President and Chief Medical Officer through April 2005. He is currently an executive partner at MPM Capital. Prior to the merger, Dr. Patou served as President of Genesoft beginning in December 2000. Prior to joining Genesoft, Dr. Patou worked at GlaxoSmithKline (1995-2000), initially as Vice President of Anti-Infective Development. He subsequently became Senior Vice President & Director, Project and Portfolio Management with responsibility for all therapy areas. Dr. Patou began his career with British Biotech Pharmaceuticals (now Vernalis). He qualified as a physician in the UK in 1982 and is a fellow of the Royal College of Pathologists. Dr. Patou also currently serves on the board of Xenon Pharmaceuticals.	2005

Steven M. Rauscher	53	Mr. Rauscher became the Chief Executive Officer and President of Oscient in October 2000 and served as Chairman from May 2003 to February 2004. Previously, he had been the Chief Executive Officer and a director of Americas Doctor, Inc., a company that provides clinical research and marketing services to the pharmaceutical industry, since 1995. Mr. Rauscher was employed by Abbott Laboratories from 1975 to 1993 holding various positions including Vice President of Sales for the U.S. Pharmaceutical Products Division, Vice President of Business Development for the International Products Division, and Vice President of Corporate Licensing. Mr. Rauscher is a member of the Board of Directors for Acorda Pharmaceuticals and Target Discovery, Inc.	1993

William S. Reardon	60	Mr. Reardon is retired from PricewaterhouseCoopers LLP where he was employed from June 1973 to July 2002. Until his retirement, Mr. Reardon was a business assurance (audit) partner at PWC’s Boston office and leader of its Life Sciences Industry Practice for New England and the Eastern United States. From 1998 to 2000, Mr. Reardon served on the Board of the Emerging Companies Section of the Biotechnology Industry Organization. He also served on the Board of Directors of the Massachusetts Biotechnology Council from 2000 until his retirement from PWC. Mr. Reardon is currently a Board Member at Idera Pharmaceuticals, Inc., and Synta Pharmaceuticals, Inc., serving as Audit Committee Chairman of each.	2003

Name	Age	Principal Occupation and other Directorships	Director Since
Norbert G. Riedel, Ph.D.	49	Dr. Riedel is currently Chief Scientific Officer and Corporate Vice President for Baxter International Inc., a manufacturer of health care products, specialty therapeutics and medical instruments. From 1998 until March 2001, Dr. Riedel served as President of the Recombinant Strategic Business Unit for Baxter Bioscience, a division of Baxter International. Prior to joining Baxter in 1998, Dr. Riedel served as Head of Global Biotechnology for Hoechst Marion Roussel, Inc.	1999

John E. Voris	59	Mr. Voris currently serves as CEO of HAPC, Inc., a special purpose acquisition company. He started this role in September 2005. Prior to this role he was chairman and CEO of Epocrates, a clinical software company. Prior to Epocrates, Mr. Voris spent nearly three decades at Eli Lily and Company, serving in a variety of roles. He also serves on the Boards of Directors of HAPC, Inc., Epocrates, Gentiae, a clinical research company; and Regenesis Biomedical, a wound therapy medical device company.	2005

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF

THE TEN NOMINEES DESCRIBED ABOVE.

EXECUTIVE OFFICERS

The executive officers of the Company who are not also directors of the Company are as follows:

Name	Position
Philippe Maitre	Senior Vice President & Chief Financial Officer
Dominick Colangelo	Executive Vice President, Corporate Development and Operations

Mr. Maitre was appointed Senior Vice President and Chief Financial Officer of the Company in May 2006. Mr. Maitre worked for 18 years at Sanofi-Aventis and predecessor companies, serving most recently as Deputy CFO and Corporate Controller. Mr. Maitre then served as Chief Financial Officer of PPD, Inc. from 2000 to 2002, as President and Chief Executive Officer of ANOSYS Inc. from 2003 to 2005 and subsequently as a consultant to various biopharmaceutical companies until his employment by the Company.

Mr. Colangelo was appointed Senior Vice President for Corporate Development and Operations in January 2005 and promoted to Executive Vice President in February 2006. Prior to joining the Company, Mr. Colangelo was Director of Lilly Ventures, for Eli Lilly. Previously Mr. Colangelo held several executive positions with Eli Lilly, including Director, Strategy and Business Development for the Growth Disorders Products group. Mr. Colangelo joined Eli Lilly in 1995.

The Board of Directors recommends a vote FOR Proposal A.

PROPOSAL B

APPROVAL OF AN AMENDMENT TO THE COMPANY’S

EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Amended and Restated Employee Stock Purchase Plan (the “Plan”) is to advance the interests of the Company by enhancing our ability to attract and retain executive officers, employees, directors and other persons or entities providing services to us who are in a position to make significant contributions to our success, and to reward participants for such contributions, through ownership of shares of our common stock. As of April 13, 2007, no shares of common stock were available for future purchase under the Plan. Unless the number of shares of common stock authorized for purchase under our Plan is increased, we will not have sufficient shares in the Plan to keep it available for our existing employees and new hires through the next annual meeting, which could negatively reflect our ability to retain our employees and recruit any new employees that may be required. Accordingly on March 7, 2007 the Board adopted, subject to stockholder approval, an amendment to the Plan increasing the number of shares of common stock authorized for issuance under the Plan by 150,000 shares. In connection with such amendment, the Board also sought to align the terms of our Plan with similar plans adopted by other companies and, therefore, decreased the discount at which eligible employees who participate in the Plan may purchase shares of our common stock, from 15% to 5%.

Overview

On October 27, 1999 the Board of Directors adopted the Plan, which was subsequently approved by our stockholders. Under the Plan, eligible employees may authorize the Company to deduct amounts from their regular paychecks, which amounts are used to enable the employees to exercise options (each an “Option”) to purchase shares of common stock of the Company. The purpose of the Plan is to attract and retain key personnel and encourage stock ownership by the Company’s employees.

The Company initially reserved 31,250 shares (adjusted to reflect the 1-for-8 reverse stock split effectuated in November 2006) of the Company’s common stock for issuance under the Plan. The Company’s stockholders authorized the reservation of 31,250 shares (adjusted to reflect the 1-for-8 reverse stock split effectuated in November 2006) for issuance under the Plan at each of the annual stockholders meetings in 2002 and 2003 as well as authorized the reservation of 93,750 (shares adjusted to reflect the 1-for-8 reverse stock split effectuated in November 2006) for issuance under the Plan at the annual meeting of stockholders held on April 13, 2004 and 93,750 shares (adjusted to reflect the 1-for-8 reverse stock split effectuated in November 2006) for issuance under the Plan at the annual meeting of stockholders held on June 8, 2006.

Summary of the Plan

The following summary of the Plan is qualified in its entirety by reference to the Plan, which is attached as Annex A to the Company’s 2006 proxy statement filed with the SEC on April 27, 2006.

Administration/Participation

The Plan is administered by the Board of Directors. Each employee of the Company who, on the first day of an Option Period (as defined below), is scheduled to work at least 20 hours per week and who is expected to be employed for at least five months per year by the Company is eligible to participate in the Plan, unless he or she owns (or is treated as owning under applicable attribution rules) 5% or more of the voting power or value of the stock of the Company. We refer to employees eligible to participate in the Plan as Eligible Employees. As of April 13, 2007, the number of employees participating in the Plan was approximately 130 persons.

An Eligible Employee may elect to become a participant (a “Participant”) in the Plan by delivering to the Company, at least 15 days prior to the beginning of an Option Period, a form authorizing the Company to deduct an amount from his or her salary to exercise Options. The aggregate amount which an employee may authorize the Company to deduct under the Company’s Plan is not less than 1% nor more than 15% of the employee’s compensation by means of substantially equal payroll deductions over the Option Period. Participants are allowed to increase or decrease the percentage of wages deducted once per quarter during the time the Option is outstanding. A Participant may suspend his or her contributions at any time.

Terms of Options

The periods for which Options may be granted are January 1 to June 30 and July 1 to December 31 of each year. Such periods are each “Option Periods.” Each Participant is granted an Option on the first day of the Option Period and such Option is deemed exercised if an Eligible Employee continues to be a Participant on the last day of the Option Period. For each Option Period, the maximum number of shares covered by an Option is that number having a fair market value of $12,500 on the first day of the Option Period. The exercise price of an Option is 95% of the fair market value for the common stock (a) on the grant date or (b) at the time at which the Option is exercised, whichever is less.

The Options are nontransferable, except in the case of death of the employee. If an employee dies, his or her beneficiary may, as set forth by the Participant in the beneficiary designation form, withdraw the accumulated payroll deductions or use them to purchase shares on the last day of the Option Period. If an employee ceases to be employed by the Company by reason of permanent disability or retirement or is on an approved leave of absence from the Company, the employee may request that his or her accumulated payroll deductions be used to purchase shares on the last day of the Option Period. If an employee ceases to be employed by the Company for any other reason, the Option held by him or her is deemed canceled and his or her accumulated payroll deductions are returned. A Participant may elect to discontinue participation at any time prior to the end of an Option Period and to have his or her accumulated payroll deductions refunded.

Shares Subject to the Plan

Subject to stockholder approval of this proposal at this meeting, the number of shares that are reserved for issuance under the Plan will be 431,250 shares of the Company’s common stock, subject to adjustment for stock splits and similar events. The proceeds received by the Company from exercise under the Plan will be used for the general corporate purposes of the Company. Shares issued under the Plan may be authorized but unissued or reacquired by the Company and held in its treasury.

Amendment and Termination

The Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may at any time or times amend or revise the Plan for any purpose which may at any time be permitted by law, provided, however, that any amendment relating to the aggregate number of shares which may be issued under the Plan will have no force or effect unless it will have been approved by the stockholders within twelve months before or after its adoption.

The Plan may be suspended or terminated at any time by the Board of Directors, but no such suspension or termination will adversely affect the rights and privileges of holders of the outstanding options. The Plan will terminate in any case when all or substantially all of the Stock reserved for the purposes of the Plan has been purchased.

Effective Date of the Plan

The Plan became effective as of March 1, 2001 and continues to remain in force. The proposed amount of increase in the number of shares available for issuance under the Plan will occur on the date approved by stockholders.

Plan Benefit

During 2006, the Company’s executive officers purchased 2,504 shares of Company common stock under the Plan at a weighted average purchase price of $4.73. In 2006, all of the Company’s employees, excluding the executive officers, purchased 131,107 shares of Company common stock under the Plan at a weighted average purchase price of $4.88.

The future amounts of shares to be purchased under the Plan by the executive officers and the non-executive officer employees are subject to the discretion of the individual employee and are therefore not determinable at this time.

Federal Income Tax Considerations

The following summary description is limited to the principal U.S. federal income tax consequences under current law of participation in the Plan, and does not attempt to describe all possible tax consequences. The Plan is intended to qualify as an “employee Plan” within the meaning of Section 423 of the Code. Under the rules applicable to employee Plans that so qualify, a participant will realize no income either upon the grant or upon the exercise of an option awarded under the Plan. Upon any disposition by the Participant of shares acquired upon exercise of a Plan option, if such disposition occurs after the shares have been held for at least two years after the date of the option grant, or if the participant dies at any time while holding the shares, ordinary income will be recognized equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the purchase price, or (b) 15% of the fair market value of the shares on the date of grant of the option. In the case of a disposition, any additional gain recognized in such a disposition will be taxable as long-term capital gain. If the participant sells or otherwise disposes of the shares prior to expiration of the two-year period (a “disqualifying disposition”), he or she will recognize ordinary income equal to the amount by which the fair market value of the stock on the date the option was exercised exceeded the exercise price. Any additional gain, or any loss, recognized in the disposition will be taxable as a capital gain or loss, long-term or short-term depending on the participant’s holding period in the shares. A deduction will be available to the Company with respect to any ordinary income realized by a participant in a disqualifying disposition of shares acquired under the Plan.

The preceding paragraph assumes that the Participant is, at all times during the period beginning with the date of grant and ending on the date that is three months before the option is exercised, an employee of the Company or a subsidiary. If the Participant does not satisfy these employment requirements, in general, the Participant will have no taxable income at the time of grant but will realize income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which the Company is not entitled to a deduction.

The Board of Directors recommends a vote FOR Proposal B.

PROPOSAL C

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2007

The Audit Committee of the Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2005 and 2006 are described below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board, and they may retain that firm or another without resubmitting the matter to the Company’s stockholders.

Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the our annual consolidated financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, and fees for other services rendered by Ernst & Young LLP during those periods:

Fee Category	Fiscal 2006	% of Total	Fiscal 2005	% of Total
Audit Fees	$506,250	70.7%	$515,150	92.5%
Audit-Related Fees	143,859	20.1%	—	—
Tax Fees	66,235	9.2%	41,590	7.5%

Total Fees	$716,344	100.0%	$556,740	100.0%

Audit fees included fees related to services rendered in connection with the annual audit of our consolidated financial statements and our internal control over financial reporting, the quarterly reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, and the reviews of and other services related to registration statements and other offering memoranda.

Audit related fees consisted primarily of consulting services related to our acquisition and financing of a new product line.

Tax fees consisted of tax compliance/preparation and other tax services. Tax compliance/preparation consisted of fees billed for professional services related to federal, state and local tax compliance.

On an on-going basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is required. The Audit Committee reviews these requests and advises management and the independent registered public accounting firm if the Audit Committee pre-approves the engagement of the independent registered public accounting firm for such projects and services. On a periodic basis, the independent registered public accounting firm reports to the Audit Committee the actual spending for such projects and services compared to the approved amounts. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

The Audit Committee has considered whether the provision of services to us by Ernst & Young LLP beyond those rendered in connection with its audit and review of our financial statements was compatible with maintaining its independence. On the basis of the relevant facts and circumstances pertaining to the engagement of Ernst & Young LLP by us in connection with its services in fiscal 2006, the Audit Committee believes that Ernst & Young LLP satisfied the requirements of independence from the Company.

The Board of Directors recommends a vote FOR Proposal C.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock (as adjusted to give effect to the 1-for-8 stock split effectuated in November 2006) that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of December 31, 2006, including, but not limited to, the 1991 Stock Option Plan, 1993 Stock Option Plan, 1995 Stock Option Plan, 1995 Directors Stock Option Plan, 1997 Stock Option Plan, 2001 Incentive Plan, and the Amended and Stated Employee Stock Purchase Plan, each as amended to date.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	986,502	$1.18	754,392

STOCKHOLDER PROPOSALS

Proposals of stockholders submitted for consideration at the 2008 Annual Meeting of Stockholders must be received by us no later than December 27, 2006 in order to be included in our proxy statement for the 2008 Annual Meeting. In addition, if a stockholder wishes to present a proposal at the Company’s 2008 Annual Meeting that will not be included in our proxy statement and fails to notify us by no later than March 12, 2008, then the proxies solicited by the Board of Directors for the 2008 Annual Meeting will include discretionary authority to vote on the stockholder’s proposal in the event that it is properly brought before the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of the Company’s stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Executive officers, directors and greater than ten percent beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that, during the year ended December 31, 2006, our executive officers and directors have complied with all Section 16(a) filing requirements applicable to them, except that on March 16, 2005, Steven Rauscher, Dominick Colangelo and Stephen Cohen each filed late a Form 4 reporting the issuance by the Company to each of Messrs. Rauscher, Colangelo and Cohen on February 27, 2006 of an option to purchase shares of common stock and a grant of restricted stock.

FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission is available without charge by writing to:

Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, MA 02451

(781) 398-2300

Attn: Investor Relations

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

In the event that sufficient votes in favor of any of the proposals set forth in the accompanying Notice are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of such meeting for a period of not more than 60 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any such adjournments will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies to which they are entitled to vote in favor. They will vote against any such adjournment those proxies to which they are required to vote against. The costs of any such additional solicitation and of any adjourned session will be borne by the Company.

The Board of Directors encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the meeting.

Thank you for your cooperation.

ANNEX A

OSCIENT PHARMACEUTICALS CORPORATION

AMENDED AND RESTAED

EMPLOYEE STOCK PURCHASE PLAN

AMENDMENT

Pursuant to Section 17 of the Oscient Pharmaceuticals Corporation Amended and Restated Employee Stock Purchase Plan (the “Plan”), Oscient Pharmaceuticals Corporation hereby amends the Plan, subject to stockholder approval, as follows:

1. Section 2 of the Plan is amended, effective as of the date hereof, by deleting the first sentence thereof and replacing said sentence in its entirety as follows:

“Under the Plan, there is available an aggregate of not more than 431,250* shares of Stock (subject to adjustment as provided in Section 15) for sale pursuant to the exercise of options (“Options”) granted under the Plan to employees of the Company (“Employees”) who meet the eligibility requirements set forth in Section 3 hereof (“Eligible Employees”).”

2. Section 7 of the Plan is amended, effective as of the date hereof, by deleting the first sentence thereof and replacing said sentence in its entirety as follows:

“The Purchase Price of Stock issued pursuant to the exercise of an Option will be 95% of the fair market value of the Stock at (a) the time of grant of the Option or (b) the time at which the Option is deemed exercised, whichever is less.”

IN WITNESS WHEREOF, Oscient Pharmaceuticals Corporation has caused this Amendment to be executed by its duly authorized officer this 8th day of March, 2007.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ PHILIPPE M. MAITRE
Name:	Philippe M. Maitre
Title:	Senior Vice President and Chief Financial Officer

*Note:	This is a historical aggregate number, which includes shares that have already been issued under the plan. As of April 13, 2007, no shares remained available for issuance under the Plan. Accordingly, if the amendment to increase the number of shares is approved by stockholders, approximately 150,000 shares will be available for future sale under the Plan.

A-1

PROXY

OSCIENT PHARMACEUTICALS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

JUNE 7, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints STEVEN M. RAUSCHER, PHILIPPE M. MAITRE and DOMINICK C. COLANGELO, and each of them acting singly, proxies with power of substitution to each, to vote at the Annual Meeting of Stockholders of Oscient Pharmaceuticals Corporation, to be held on June 7, 2007, at Ropes & Gray LLP, One International Place, 36th Floor, Boston, Massachusetts beginning at 9:00 a.m., local time, or at any adjournments thereof, all of the shares of common stock, par value $0.10 per share, of Oscient Pharmaceuticals Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

Please sign and date this proxy on the reverse side where indicated	SEE REVERSE SIDE

OSCIENT PHARMACEUTICALS CORPORATION

1000 Winter Street, Suite 2200, Waltham, Massachusetts 02451

Attention: Philippe Maitre

                 Senior Vice President and Chief Financial Officer

☒ Please mark votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

1. To elect ten directors.		☐	☐
Nominees:

(01) Gregory B. Brown, (02) William Flamenbaum,

(03) Robert J. Hennessey, (04) William R. Mattson,

(05) Gary Patou, M.D., (06) Steven M. Rauscher,

(07) William S. Reardon, (08) Norbert G. Riedel, Ph.D.,

(09) David K. Stone, (10) John E. Voris

	☐	For All Nominees	Withheld From All Nominees
For all nominees except as noted above

2.    To approve an amendment to the Amended and Restated Employee Stock Purchase Plan (the “Plan”), to (i) increase the number of shares of common stock, par value $0.10 per share, available for issuance under the plan from 281,250 to 431,250 shares, and (ii) increase the purchase price of common stock purchased by eligible employees under the Plan from 85% of the fair market value of the common stock to 95% of the fair market value of the common stock, at the time of grant or the time at which the option to purchase common stock is deemed exercised, whichever is less.

	☐ For	☐ Against	☐ Abstain

3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	☐ For	☐ Against	☐ Abstain

4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.	☐ For	☐ Against	☐ Abstain

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE SIGN AND DATE.

Please sign exactly as name appears hereon.

All joint owners should sign. When signing as executor, administrator, attorney or guardian or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Signature	Date:

Signature	Date: